EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”), effective as of this 29th day of March, 2017, between KOTZKER CONSULTING LLC, a Delaware limited liability company having a business address of 20 Highview Ln, Yardley, PA 19067 (the “LICENSOR”) and INTIVA KOTZKER PHARMACEUTICALS INC., a Colorado corporation having a business address at 3773 Cherry Creek North Drive, Suite 575, Denver Colorado 80209 (the “LICENSEE”).

RECITALS

WHEREAS, LICENSOR owns or has exclusively licensed all right, title and interest in certain Licensed Technology (as hereinafter defined), for the use of cannabinoids alone or in combination with various other active pharmaceutical ingredients and/or excipients (i) as preventative and therapeutic neuroprotectives against nerve agents and pesticides and (ii) for the treatment of diseases for a variety of therapeutic categories;

WHEREAS, LICENSOR desires to license LICENSOR’s right, title and interest in the Licensed Technology in the Licensed Field and in the Territory (as hereinafter defined), and LICENSEE desires to secure such license in order to develop, commercialize, sell, and license throughout the Territory products that embody or employ the Licensed Technology;

NOW THEREFORE, in consideration of the premises, and the receipt of good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

1.1 “Accounting Period” shall mean each 3 month period ending March 31, June 30, September 30, and December 31 during the term of this Agreement.

1.2 “Affiliate” with respect to each party shall mean any corporation or other legal entity controlling, controlled by, or under common control with such party. The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Approval” shall mean such approval or approvals as are necessary from an applicable Regulatory Authority for the marketing of the Products for use in the Licensed Field in a jurisdiction within the Territory.

1.4 “Effective Date” shall mean the date first written above.

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1.5 “FDA” shall mean the United States Food and Drug Administration and any successor thereto.

1.6 “First Commercial Sale” shall mean the first sale of any Licensed Product by LICENSEE, its Affiliates or Sublicensees, but not including transfers or dispositions of Licensed Product for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes for which LICENSEE receives no payment.

1.7 “License” shall have the meaning ascribed to that term in Section 2.1(a).

1.8 “Licensed Field” the use of cannabinoids alone or in combination with various other active pharmaceutical ingredients and/or excipients (i) as preventative and therapeutic neuroprotectives against nerve agents and pesticides and (ii) for the treatment of diseases for a variety of therapeutic categories.

1.9 “Licensed Inventions” shall mean the inventions claimed in the Licensed Patents.

1.10 “Licensed Know-how” shall include all technology, materials, research data, designs, formulas, process information, manufacturing information, application information, commercialization information, clinical data, scientific data, medical data, and any other information useful from time to time for the design, development, manufacturing, use, and/or commercialization of the Licensed Products, whether or not eligible for protection under the patent laws of the United States or elsewhere and whether or not any such technology, materials, information, data and the like related thereto, would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition, which is developed by, or in the possession or control of, LICENSOR now or at any time during the term of this Agreement other than such information that is independently developed by LICENSEE or its agents, as evidenced by contemporaneous written records.

1.11 “Licensed Patents” shall mean any and all rights arising out of or resulting from (i) the patents and patent application set forth in Schedule 1.11 attached to this Agreement, as well as any additional patents or patent applications related to any aspect of any Licensed Technology Improvements, Licensed Know-how, Licensed Products, and/or Licensed Technology (as herein defined) filed prior to or during the term of this Agreement and (ii) any letters patent granted in respect of all such applications, as well as, without limitation, any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions, supplementary protection certificates, confirmations, registrations, revalidations and the like, of any and all such patents and patent applications and any international equivalents thereof.

1.12 “Licensed Products” shall mean any and all products, (including any and all) doses, strengths, formulations, compositions and methods thereof containing cannabinoids alone or in combination with various other active pharmaceutical ingredients and/or excipients for use in the Licensed Field utilizing the Licensed Technology.

1.13 “Licensed Technology” shall mean the aggregate of the Licensed Inventions, the Licensed Know-how, the Licensed Products and the Licensed Patents and any other information and/or technology related to the Licensed Products and/or the design and/or the manufacturing of the Licensed Products.

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1.14 “Licensed Technology Improvements” shall have the meaning ascribed to that term in Section 2.2.

1.15 “Net Sales” shall mean the Gross Sales (as defined and calculated in accordance with US generally accepted accounting principles (“GAAP”) of Licensed Products by LICENSEE or any of its Affiliates or Sublicensees (“Sellers”) to a third party that is not an Affiliate or Sublicensee of LICENSEE (“Customer”), less applicable Sales Returns and Allowances (as defined below), and corresponding to the definition of actual net sales used in the audited consolidated financial statements of LICENSEE:

1.16 “Sales Returns and Allowances” means the sum of

(a)	(i) as determined under US GAAP, trade, cash, and quantity discounts or rebates (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions (including any types of rebates and charge-backs), (iii) taxes, duties, or other governmental charges levied on or measured by the billing amount for Licensed Products, and (iv) credits for allowances given or made for wastage, replacement, indigent patient, and any other sales programs for Licensed Products; and
(b)	periodic adjustments of the amount determined in (a) to reflect amounts actually incurred by LICENSEE for items (i), (ii), (iii), and (iv) in clause (a).

For purposes of determining Gross Sales, a “sale” shall not include transfers or dispositions for charitable, promotional purposes or for pre-clinical, clinical, regulatory or governmental testing purposes for which a Seller receives no payment.

If a Seller commercially uses or disposes of any Licensed Product by itself (as opposed to use or disposition of the Licensed Product as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide Customer, the Gross Sales price of the Licensed Product for purposed of calculating Gross Sales shall be the price which would be then payable in an arm’s length transaction with such a Customer. If a Seller commercially uses or disposes of any Licensed Product as a component of a combination of active functional elements other than in a bona fide sale to a bona fide Customer, the Gross Sales price of the Licensed Product for purposes of calculating Gross Sales shall be determined in accordance with the definition of “Sales Returns and Allowances” above, using as the Gross Sales price of the combination that price which would then be payable in an arm’s length transaction.

Transfer of a Licensed Product within a Seller or between or among LICENSEE and its Affiliate and Sublicensees for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing subsections; in the case of such transfer the Gross Sales price shall be the Gross Sales price of the Licensed Product when sold to a third party by the transferee.

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1.16 “Patent Right” shall mean any right, title or interest in any Licensed Patent.

1.17 “Regulatory Authorities” shall mean the governmental authorities responsible for regulating the development, marketing, and/or sales of pharmaceutical products in a particular country.

1.18 “Seller” shall mean with respect to any sale of a Licensed Product the party responsible for such sale, where such party may be, as applicable, LICENSEE, an Affiliate of LICENSEE or a Sublicensee.

1.19 “Sublicensee” shall mean any unrelated third party licensed by LICENSEE or by an Affiliate thereof to develop or have developed, make or have made, use or have used, sell or have sold, import or have imported any Licensed Product. For the avoidance of doubt, a wholesaler, distributor, or similar entity which purchases any Licensed Product from LICENSEE or any of its Affiliates in a bona fide arms-length transaction, shall not be deemed to be a Sublicensee. The agreement evidencing such sublicense shall contain relevant terms and conditions substantially similar to those in this Agreement and shall be subject to the review and approval by LICENSOR, such approval not to be unreasonably withheld. Notwithstanding the foregoing, if LICENSEE sublicenses to a third party who has financial wherewithal equal to or greater than the LICENSEE, the approval of LICENSEE shall not be required.

1.20 “Term” shall mean the period during which this Agreement is in effect, commencing on the Effective Date and continuing until the termination of this Agreement.

1.21 “Territory” shall mean the World.

1.22 “Valid Claim” shall mean any pending or issued claim of any patent application or patent that has not been finally rejected or declared invalid or unenforceable by a patent office or court of competent jurisdiction in any unappealed and unappealable decision. Notwithstanding other provisions of this Agreement, if a claim of a pending patent application within the Licensed Patents has not issued as a claim of an issued patent within the Licensed Patents in any particular country in the Territory, within ten (10) years after the initiation of the examination from which such claim takes priority, such pending claim shall not be a Valid Claim in such country in the Territory for purposes of this Agreement.

2. LICENSE

2.1 Grant of License. Subject to the provisions of this Agreement, LICENSOR hereby grants LICENSEE, including LICENSEE’s Affiliates,

(a) a royalty-bearing, Territory-wide license (the “License”) in the Licensed Field under the Patent Rights to the Licensed Technology, as well as under the Licensed Patents, the Licensed Know-how, and the Licensed Technology, regardless of whether such Licensed Patents are actually granted, to use the Licensed Know-how and Licensed Technology and to develop and have developed, make and have made, use and have used, sell and have sold, offer for sale and have offered for sale, import and have imported, export and have exported, any and all inventions claimed in the Licensed Patents related to the Licensed Products and/or any compounds, chemicals, substrates, devices, tools, dies, molds or any other materials whatsoever that are useful in the development and/or manufacturing and/or sale of the Licensed Products, and particularly including, without limitation, such license to develop and have developed, make and have made, use and have used, sell and have sold, offer for sale and have offered for sale, import and have imported, export and have exported Licensed Products, which license shall be exclusive even as to LICENSOR, and

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(b) the parties acknowledge and agree that LICENSEE is permitted to seek funding for the development of the Licensed Product, from an Affiliate or funding source without receipt of such funds being deemed a sale or sublicense that would entitle LICENSOR to receive any portion of the particular funding , and

(c) the right to grant bona fide sublicenses to third parties, to develop and have developed, to make and have made, use and have used, sell and have sold, import and have imported, export and have exported, Licensed Products, and to exercise all other rights under the License; provided, however, LICENSEE shall not have the right to grant any sublicense or to transfer any of its rights under the License unless each such sublicense or other transfer granted by LICENSEE contains terms and conditions under which the Sublicensee or transferee will be bound in the same manner as LICENSEE is under this Agreement. A copy of the proposed agreement shall be provided to LICENSOR prior to the execution of the Agreement.

2.2 Improvements. The parties acknowledge and agree that this Agreement shall apply to any and all improvements, modifications, enhancements, or other changes to the Licensed Technology created, conceived, developed, or reduced to practice by LICENSOR during the term of this Agreement within the Licensed Field (collectively, the “Licensed Technology Improvements”). Licensed Technology Improvements within the Licensed Field shall be considered to be a part of the Licensed Technology and shall be licensed to LICENSEE in accordance with the provisions of this Agreement.

3. DEVELOPMENT OBLIGATIONS

3.1 LICENSEE’s Obligations. LICENSEE shall use its commercially reasonable efforts to develop and commercialize the Licensed Products, and, in particular, LICENSEE will be responsible for the design, manufacturing, preclinical, clinical, and regulatory development activities of the Licensed Products in the Territory and shall bear the costs of such activities. LICENSEE shall be responsible for the good laboratory practices (“GLP”) and/or GLP pre-clinical toxicology studies, good manufacturing practices (“GMP”), GMP manufacturing of the Licensed Products, including the development of associated compounds, chemicals, substrates, devices, tools, dies, molds, and or related materials. In addition, the parties may elect to perform non-GLP pre-clinical toxicology studies as a prelude to GLP studies. In the event that LICENSEE, after using its commercially reasonable efforts, decides to halt or stop development, the termination provisions of Section 9 below shall apply.

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3.2 Progress Reports. At intervals no longer than every six (6) months, LICENSEE shall provide a written summary status report of progress made toward commercialization, summarizing achievements toward commercialization in the last six months and communicate with LICENSOR by telephone or through in-person meetings on progress made toward achieving the development and commercialization of one or more Licensed Products.

3.3 Cooperation of LICENSOR. Upon execution of the Agreement, LICENSOR, in consideration of the various continuing payment obligations of LICENSEE under Article 5 (Royalties and Milestone Payments and Equity Interest) and Article 9 (Termination), shall provide to LICENSEE such assistance, and cooperation as shall be requested and pre-authorized in writing by LICENSEE relating to the development and commercialization of Licensed Products, such assistance and cooperation will be provided by LICENSOR to LICENSEE at a rate of $250/hour for consultant time and a minimum retainer of two (2) hours a month. LICENSEE shall, as it deems necessary, separately contract with LICENSOR for consulting services regarding the design and/or manufacturing and/or commercialization and/or general business purposes of the Licensed Products. The terms of such consulting agreement to be mutually agreed but will include a rate of $250/hour for consultant time and a minimum retainer of two (2) hours a month and guaranteed availability of ten (10) hours per month, being paid within 30 days of invoicing, and will be terminable by either party on sixty (60) days written notice. All other terms to be separately negotiated between LICENSOR and LICENSEE.

3.4 Provision of Product in Support of Development and Sales. LICENSEE will manufacture or will have manufactured the finished and packaged Licensed Products in support of development activities and for commercial sales.

4. FILING, PROSECUTION AND MAINTENANCE OF LICENSED PATENTS

4.1 Responsibility. LICENSEE, at its expense, shall be responsible, and shall have sole decision-making authority, for the preparation, filing, prosecution and maintenance of all patent applications and patents included in the Licensed Patents; provided, however, that if the LICENSEE determines to cease the preparation, filing, prosecution or maintenance of any patent application or patent included in the Licensed Patents, then LICENSOR, at its option and expense, shall have the right to assume responsibility for such preparation, filing, prosecution and maintenance. Prior to abandoning any patent application, Licensee will provide Licensor an adequate opportunity to assume such prosecution at its own expense before the application goes abandoned.

4.2 Delivery of Existing Documents. With respect to each Licensed Patent, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such Licensed Patent, including, without limitation, each patent application, office action, response to office action, request for terminal disclaimer, request for reissue or reexamination of any patent issuing from such application, and all other prosecution items contained in the file maintained by or for LICENSOR in respect of such Licensed Patent in the possession of LICENSOR or its counsel at the Effective Date shall be provided to LICENSEE within fifteen (15) days of the Effective Date and any such documents received by LICENSOR or its counsel from any patent office after the Effective Date shall be provided within fifteen (15) days after receipt.

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5. ROYALTIES, MILESTONE PAYMENTS AND EQUITY

5.1 Royalties. Beginning with the First Commercial Sale in any country of any Licensed Product by LICENSEE or any of its Affiliates or Sublicensees, LICENSEE shall pay to LICENSOR royalties in accordance with the following schedule for Licensed Products sold by LICENSEE or its Affiliates and Sublicensees until the later to occur of (i) the expiration date of the last to expire of the Licensed Patents; or (ii) when a competitive generic product utilizing the Licensed Technology is marketed in the particular country in the Territory., LICENSEE will pay to LICENSOR the royalty specified below, for the manufacture, use, sale, import or offer for sale of such Licensed Product in the country where such manufacture, use, sale, import or offer for sale of such Licensed Product occurs, infringe a Valid Claim of any Licensed Patent or violate an exclusive marketing right granted by any governmental agency in such country in the absence of the License granted by Article 2 or a sublicense granted under Article 2:

(i)	Three percent (3%).

(ii)	For sales of Licensed Products by Sublicensees, ten percent (10%) of the total revenue received by LICENSEE, or any Affiliate of LICENSEE, from any other person or organization in the form of royalties, milestone payments or any other consideration (including the proportionate share of such non-cash consideration, for example and without limitation, stock, real property, and ownership interests) in respect of sublicense(s) granted by LICENSEE or any of its Affiliates under Article 2 (the “Sublicensee Revenue) in all countries in the Territory with the exception for Israel where LICENSOR shall receive eighteen percent (18%) of the Sublicensee Revenue. Notwithstanding the foregoing, in no event shall LICENSOR receive Sublicensee Revenue that is less cumulatively than the three percent (3%) royalty LICENSOR is entitled to if the sale had been made by LICENSEE to the Third Party. Additionally, regardless of LICENSEE’s sublicense to a Third Party, LICENSOR shall receive the Milestone Payments as set forth in Section 5.2 either from the LICENSOR or the Sublicensee;

(iii)	To the extent funds received by the LICENSEE or any Affiliate, from a Sublicensee or any other source are provided for and used for developing Licensed Products, such funds are not considered Sublicensee Revenue under Section 5.1(iii) and such funds shall not be subject to any royalty payment whatsoever to LICENSOR.

Only one royalty under this Section 5.1 shall be due and payable to LICENSOR by LICENSEE in respect of the sale of any Licensed Product, regardless of the number of Valid Claims covering such Licensed Product or any other considerations. Royalty payments shall be made within sixty (60) days after the end of the Accounting Period in which the sale is made.

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5.2 Upfront and Milestone Payments. In addition to the payments provided for in Section 5.1, LICENSEE shall pay LICENSOR the following amounts upon the occurrence of the following events:

●	In consideration for access to the Licensed Patents and Licensed Technology, LICENSEE shall make the following payments to LICENSOR:

LICENSEE shall be responsible for the patent prosecution expenses from October 1, 2016 through the earlier of the date of execution of this Agreement or the date that LICENSEE elects to terminate negotiations with respect to this Agreement (the “Patent Expenses”). The Patent Expenses shall not exceed $15,000. If it executes this Agreement, it shall pay one third (1/3) of the Patents Expenses upon execution of this Agreement (the “Closing”). One Third (1/3) of the Patent Expenses shall be paid sixty (60) days following Closing and one third (1/3) of the Patent Expenses shall be paid one hundred twenty (120) days following Closing.

TIME LICENSOR SHALL RECEIVE PAYMENTS	PAYMENT

Upon execution of this Agreement (the “Closing”):	$60,000
Sixty (60) days following Closing:	$60,000
One hundred twenty days (120) following Closing:	$60,000

●	Development Milestone payments shall be paid by LICENSEE to LICENSOR as follows:

A. for the “family” of Licensed Products for use as a preventative and therapeutic neuroprotective against nerve agents and pesticides, LICENSEE shall make a one time payment of $500,000 as follows:

i. $250,000 upon no later than thirty (30) days from acceptance of submission of the regulatory filing of the first Licensed Product as preventative and therapeutic neuroprotectives against nerve agents and/or pesticides by the applicable Regulatory Authority.

ii. $250,000 upon no later than thirty (30) days from Approval of the first Licensed Product as preventative and therapeutic for use as neuroprotectives against nerve agents and/or pesticides by the applicable Regulatory Authority.

B. for the treatment of diseases LICENSEE shall make a one-time payment of $500,000 as follows:

i. $250,000 upon no later than thirty (30) days from acceptance of submission of the regulatory filing of the first Licensed Product for treatment of a disease (i.e. a product that is not as preventative and therapeutic neuroprotectives against nerve agents and/or pesticides) by the applicable Regulatory Authority.

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ii. $250,000 upon no later than thirty (30) days from Approval of the First Licensed Product for treatment of a disease by the applicable Regulatory Authority.

5.3 Credits for Payments to Third Parties. In the event that LICENSEE and/or LICENSEE’s Affiliate is required to pay royalties to any third parties with respect to the development or commercialization of a Licensed Product, LICENSEE will have the right to offset such royalties against any payments owed to LICENSOR pursuant to Section 5.1, provided that no such offset shall result in a reduction of the royalties owed to LICENSOR pursuant to Section 5.1 to an amount that is less than fifty percent (50%) of the amount that would otherwise be due in respect of any Accounting Period.

5.4 Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to the lesser of ten (10) percent and the maximum permitted by law. The payment of such interest shall not preclude LICENSOR from exercising any other rights it may have as a consequence of the lateness of any payment.

5.5 Currency. All royalty payments and milestone payments under this Agreement shall be in United States Dollars. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable Accounting Period.

5.6 Equity Interest. In consideration for entering into this Agreement, LICENSOR shall receive , within 30 calendar days, 31,550 shares of Intiva Inc. (“Intiva”) stock. This number reflects approximately one half of one percent of the amount of shares outstanding as of the date of this Agreement.

Upon approval of the first Licensed Product, LICENSOR shall be issued US$180,000 value of Intiva’s stock based upon the share price determined at the most recent private placement price per share with an unrelated third party, or if Intiva shares are publicly traded the average closing price for the previous 30 days (the “Additional Stock”). For purposes of illustration, if in the last private placement with an unrelated third party, the par share value of Intiva’s stock was equal to $5.00 per share, LICENSOR shall be issued 36,000 share of Additional Stock.

If the parties determine that the development of the Licensed Product is unfeasible, as demonstrated by the failure to develop a formulation or to establish a satisfactory regulatory pathway or a determination that the formulation to be Marketed may not be economically viable, but LICENSEE elects to acquire an interest in the Licensed Patents, in consideration for LICENSEE continuing to pay the cost of prosecuting the Licensed Patents and the issuance to LICENSOR of the Additional Stock referenced above which would not otherwise be issued to LICENSOR, LICENSOR and LICENSEE shall at the time LICENSEE elects to no longer seek to develop the Product agree that LICENSEE shall acquire a twenty five percent (25%) interest in the Licensed Patents, provided that LICENSEE has paid LICENSOR $180,000.

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6. REPORTS AND PAYMENTS

6.1 Books of Accounts. LICENSEE shall keep, and shall cause each of its Affiliates and Sublicensees, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties payable to LICENSOR. Such books of account shall be kept at their principal place of business and, with necessary supporting data shall, during all reasonable times for the two (2) years next following the end of the calendar year to which each shall pertain, be open for inspection at reasonable times by LICENSOR or its designee at LICENSOR’s expense for the purpose of verifying royalty statements or compliance with this Agreement. In the event that any audit performed under this Section 6.1 reveals an underpayment in excess of seven and one half percent (7.5%) of the total amount determined by the auditor to be due LICENSOR (the “Underpayment”), LICENSEE shall bear the full cost of such audit and shall remit any amounts due to LICENSOR within forty-five (45) days of receiving notice thereof from LICENSOR. LICENSOR shall have the right to audit yearly, provided however if such audit reveals an Underpayment, LICENSOR shall thereafter have the right to audit on a semi-annual basis (with the audit returning to a yearly basis after three (3) sequential semi-annual audits are conducted with no Underpayments discovered).

6.2 Quarterly Payments. In each year the amount of royalty due shall be calculated on a cash received basis on the Licensee and Affiliates and Sublicensees books as of the end of each Accounting Period as defined in Section 1.1 of this Agreement and shall be paid within the next sixty (60) day period following such date, every such payment to be supported by the accounting prescribed in Section 6.3.

6.3 Accounting Reports. With each quarterly payment, LICENSEE shall deliver to LICENSOR a full and accurate accounting to include at least the following information:

(a) Quantity of each Licensed Product sold by LICENSEE and its Affiliate or Sublicensees (by country);

(b) Inventory of each Licensed Product at end of each period held by LICENSEE and its Affiliate or Sublicensees (by country);

(c) Gross Sales billed and Net Sales received by LICENSEE or any of its Affiliates or Sublicensees (“Sellers”) for the sale of each Licensed Product with full detail of Sales Returns and Allowances used to determine the Net Sales;

(d) Names and addresses of all Sublicensees of LICENSEE; and

(e) Total Royalties payable to LICENSOR.

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7. INFRINGEMENT

7.1 Infringement of Licensed Patents. Each party shall promptly notify the other party of evidence of infringement of a claim of a Licensed Patent by a third party. If either party shall have supplied the other party with written evidence demonstrating prima facie infringement of a claim of a Licensed Patent in the Licensed Field by a third party, LICENSEE shall have the right to take steps to protect the Patent Right in such claim, either upon notice from LICENSOR requesting such action, or on its own initiative. LICENSEE shall notify LICENSOR, within three (3) months of one party providing the other with evidence of infringement, whether LICENSEE intends to prosecute the alleged infringement. If LICENSEE notifies LICENSOR that it intends to so prosecute, LICENSEE shall (at its expense), within three (3) months of its notice to LICENSOR either (i) cause infringement to terminate or (ii) initiate and diligently prosecute legal proceedings against the infringer and in LICENSOR’s name if so required by law. In the event LICENSEE notifies LICENSOR that LICENSEE does not intend to prosecute said infringement, LICENSOR may, upon notice to LICENSEE, initiate legal proceedings against the infringer at LICENSOR’s expense. No settlement, consent judgment, or other voluntary final disposition of the suit which invalidates or restricts the claims of such Patent Rights may be entered into without the consent of the other party, which consent shall not be unreasonably withheld, but provided that, in the event one party (“the Objecting Party”) withholds consent for a proposed settlement, the party proposing the settlement may decline to support further costs of such suit or settlement discussions, and the Objecting Party shall be required to continue such suit or settlement discussions at its own expense. LICENSEE shall indemnify LICENSOR against any order for payment that may be made against LICENSOR in such proceedings brought by LICENSEE. LICENSOR shall indemnify LICENSEE against any order for payment that may be made against LICENSEE in such proceedings brought by LICENSOR to the extent arising out of any proceedings which LICENSOR brings at its own expense pursuant to Section 7.1 following LICENSEE’s decision not to prosecute any alleged infringement.

7.2 Cooperation. In the event one party shall initiate or carry on legal proceedings to enforce any Patent Right against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a Patent Right shall have sole control of that suit and shall bear the reasonable expenses (including legal fees) incurred by said other party in providing such assistance and cooperating as is requested pursuant to this Section. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party and then the remainder shall be divided between the parties as follows:

(a) If the amount is based on lost profits, LICENSEE shall receive an amount equal to the damages the court determines LICENSEE has suffered as a result of the infringement less the amount of any royalties that would have been due LICENSOR on sales of Licensed Product lost by LICENSEE as a result of the infringement had LICENSEE made such sales, and LICENSOR shall receive an amount equal to the royalties it would have received if such sales had been made by LICENSEE, and

(b) As to awards other than those based on lost profits, sixty percent (60%) to the party initiating such proceedings and forty percent (40%) to the other party.

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7.3 Infringement Actions by Third Parties. In the event that the making, selling or using of a Licensed Product in the Licensed Field infringes the intellectual property rights of others, LICENSEE will have the first right to control any negotiation or litigation with respect thereto; however no settlement, consent judgment or other voluntary final disposition of the infringement allegation may be entered into without the written consent, which shall not be unreasonably withheld, of LICENSOR.

7.4 Further Assurances; Progress Reports. For the purpose of the proceedings referred to in this Article 7, LICENSOR and LICENSEE shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense, said expenses to be offset against any damages received by the party bringing any infringement suit against a third party in accordance with Section 7.2.

8. IDEMNIFICATION; REPRESENTATIONS AND WARRANTIES

8.1 Indemnification.

(a) LICENSEE shall indemnify, defend and hold harmless LICENSOR and its directors, officers, medical and professional staff, employees, independent contractors, and agents and their respective successors, heirs and assigns (each an “Indemnitee” under this Section 8.1(a)), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon such Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Licensed Product made, used or sold pursuant to any right or license granted under this Agreement other than Losses arising out of claims of infringement of intellectual property rights held by third parties by the practice of the Licensed Inventions, the existence of which rights constitute a breach of the representations and warranties given by LICENSOR under Section 8.2(b) or (c).

(b) LICENSOR shall indemnify, defend and hold harmless LICENSEE and its directors, officers, medical and professional staff, employees, independent contractors, and agents and their respective successors, heirs and assigns (each an “Indemnitee” under this Section 8.1(b)), against Losses incurred by or imposed upon such Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any claims of infringement of intellectual property rights held by third parties by the practice of the Licensed Inventions, the existence of which rights constitute a breach of the representations and warranties given by LICENSOR under Section 8.2(b) or (c); provided that in no event shall Licensor’s liability for this indemnity and defense obligation exceed in the aggregate the total amount of Consideration actually paid to Licensor under this Agreement.

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(c) No Indemnitee under clause (a) or clause (b) of this Section 8.1 shall be entitled to any indemnification under such clause for any Loss to the extent that such Loss is attributable to the negligent activities, reckless misconduct or intentional misconduct of such Indemnitee.

(d) Any Indemnitee under clause (a) or clause (b) of this Section 8.1 shall give the party from whom indemnification under such clause is sought (the “Indemnitor”) prompt written notice of any Losses or discovery of fact upon which such Indemnitee intends to base a request for indemnification under such clause, provided, however, that an Indemnitor’s obligations to such Indemnitee under this Section 8.1 shall not be rendered inapplicable as a result of the failure by such Indemnitee to notify such Indemnitor as required under this Section 8.1(d), unless such failure materially prejudices such Indemnitor’s ability to take action with respect to any such Loss.

(e) Each Indemnitor under this Section 8.1 agrees, at its own expense, to provide attorneys reasonably acceptable to an Indemnitee under this Section 8.1 to defend against any actions brought or filed against such Indemnitee with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Each Indemnitee under this Section 8.1 shall be entitled to participate in, but not control, the defense of such action and to employ counsel of its own choice for such purpose; provided, however, that such employment shall be at such Indemnitee’s own expense.

(f) Each Indemnitor shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of any Loss, on such terms as such Indemnitor, in its sole discretion, shall deem appropriate.

8.2 Representations and Warranties.

Mutual representations:

(a) LICENSOR and LICENSEE represent and warrant to each other that: (i) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) it is duly authorized and has Board approval, in the case of LICENSEE and manager/member approval in the case of LICENSOR, to execute and delivery this Agreement and to perform its obligations hereunder and thereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate/company action; (iii) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulations of any court, governmental body or administrative or other agency having jurisdiction over it; (iv) neither it nor any of its Affiliates have been debarred or is subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, and person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act or who is subject of conviction in such section..

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LICENSOR represents to LICENSEE that:

(a) To the best of LICENSOR’s actual knowledge with respect solely to its Licensed Technology, as of the Effective Date there is no fact or circumstance that would prevent the use of the Licensed Technology to develop Licensed Products that could be Approved by a Regulatory Authority.

(b) LICENSOR is the sole and exclusive owner of all right, title and interest in and to the Patent Rights to the Licensed Patents originally listed on Schedule 1.11 and such rights, and all other rights granted to LICENSEE under the License existing as of the date hereof, are not subject to any encumbrance, lien or claim of ownership by any third party. LICENSOR has obtained all necessary assignments and made all appropriate filings with respect thereto in order to secure its sole and exclusive ownership rights in and to such Patent Rights, and all other rights granted to LICENSEE as of the date hereof. During the term of this Agreement, LICENSOR shall not knowingly take any action that would encumber the rights granted to LICENSEE hereunder.

(c) Except for the grant by LICENSOR to LICENSEE of the License and other rights in Article 2, which relate solely to the Licensed Product, LICENSOR has not, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assigned, transferred or conveyed any right, title or interest in or to the Patent Rights in the Licensed Patents and/or any other rights granted to LICENSEE under the License, (ii) granted any license or other right, title or interest in or to the Patent Rights in the Licensed Patents and/or any other rights granted to LICENSEE under the License, or (iii) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to the Patent Rights in the Licensed Patents and/or any other rights granted to LICENSEE under the License.

(d) To the best of LICENSOR’s knowledge, there is no actual or threatened infringement by a third party of the Patent Rights in the Licensed Patents.

8.3 Limitation on Damages and Disclaimer. WITH THE EXCEPTION FOR INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, COLLATERAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF INCOME, PROFIT OR SAVINGS, OF ANY PARTY, INCLUDING THIRD PARTIES, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

OTHER THAN WARRANTIES SET FORTH HEREIN, EACH PARTY MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO THE OTHER PARTY HEREUNDER AND HEREBY DISCLAIMS THE SAME.

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8.4 Insurance. Licensee will maintain insurance in amounts and areas of coverage that are considered commercially reasonable in this industry. The Licensee will obtain such insurance coverages and will provide each other with proof of such insurance coverage.

9. TERMINATION

9.1 Upon Expiration of Patent Rights and Exclusive Marketing Rights.

(a) Unless otherwise terminated as provided for in this Agreement, the License and other rights granted to LICENSEE in Article 2 will continue on a country by country and Licensed Product by Licensed Product basis, and shall expire in each country for each Licensed Product sold in that country when the manufacture, use, sale, import or offer for sale of such Licensed Product in said country on the later to occur of (i) the expiration date of the last to expire of the Licensed Patents or when a competitor generic product utilizing the Licensed Technology is marketed in the particular country in the Territory. In such an event, the License, with respect to such country and such Licensed Product, will be automatically converted to a fully paid-up royalty–free perpetual license that grants LICENSEE the same bundle of rights as the License, including all the rights under Section 2.1(b) to grant sublicenses.

(b) Notwithstanding the foregoing, in the event LICENSOR and/or LICENSEE are unable to obtain patent protection for a Licensed Product in any particular country, the License shall be in effect with respect to such Licensed Product in such country, with LICENSEE paying LICENSOR fees equal to the normal royalty rates and subject to the conditions specified in Section 5.1, for a period of ten (10) years after the First Commercial Sale of said Licensed Product in such country, so long as generic competition (where “generic competition” exists when a product having the same active pharmaceutical ingredient as a Licensed Product, and utilizing the Licensed Technology, is marketed by a competitor in the same country as said Licensed Product) is absent with regard to said Licensed Product, as consideration for the right to use the Licensed Know How and the unpatented Licensed technology as well as any continuing technical and informational marketing support from LICENSOR. At the earlier of the expiration of the ten (10) year period or when generic competition begins with regard to said Licensed Product in a country for which there is no Licensed Patent, the License, with respect to such country and Licensed Product, will convert to the fully paid-up royalty-free perpetual license described in Section 9.1(a), including all the rights under Section 2.1(b) to grant sublicenses.

(c) If LICENSEE was able to operate for some period under the protections of patent rights with regard to a particular Licensed Product in a particular country, then, for so long as generic competition is absent with regards to said Licensed Product in said particular country and upon the expiration of such patent rights and/or exclusive marketing rights, as described in Section 9.1(a), LICENSEE shall continue to pay LICENSOR fees equal to the normal royalty rates and subject to the conditions specified in Section 5.1 for the right to use the Licensed Know How and the unpatented Licensed Technology as well as any continuing technical and informational marketing support from LICENSOR.

9.2 Upon Default, Generally. If either party shall fail to faithfully perform any of its obligations under this Agreement, the non-defaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after such notice, the notifying party may terminate this Agreement upon thirty (30) days prior written notice; provided, however, in the event that prior to the expiration of any such sixty (60) day period, such breaching party has in good faith commenced to use commercially reasonable efforts to remedy such breach and the completion of such remedy, due to reasons beyond the control of such breaching party, requires more than sixty (60) days to complete, then such sixty (60) day period shall be extended for so long as such breaching party is continuing in good faith to use commercially reasonable efforts to remedy such breach.

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9.3 If Commercially Unfeasible. LICENSEE may terminate this Agreement on thirty (30) days written notice to Licensor, without penalty and at any time, if LICENSEE, at its sole discretion, determines that further development, manufacture, and/or sales of the Licensed Products will be commercially unfeasible.

9.4 Effect on Sublicenses. In the event that the License granted to LICENSEE under this Agreement is terminated, any sublicense under such License granted prior to termination of said License shall remain in full force and effect, provided that:

(a) the Sublicensee is not then in breach of its sublicense agreement;

(b) the Sublicensee agrees to be bound to LICENSOR as the licensor under the terms and conditions of this Agreement, as modified by the provisions of this Section 9.4;

(c) LICENSOR shall have the right to receive any payments payable to LICENSEE under such sublicense agreement to the extent that they are reasonably and equitably attributable to such Sublicensee’s right under such sublicense to use and exploit Patent Rights in the Licensed Patents and other rights granted in the License;

(d) the Sublicensee agrees to be bound by the development and commercialization obligations of LICENSEE pursuant to Article 3 (whether set by the parties or by arbitration) in the field and territory of the sublicense;

(e) LICENSOR has the right to terminate such sublicense upon thirty (30) days prior written notice to LICENSEE and such Sublicensee in the event of any material breach of the obligation to make the payments described in clause (c) of this Section 9.3, unless such breach is cured prior to the expiration of such thirty (30) day period, and shall further have the right to terminate such sublicense in the event of Sublicensee’s failure to meet its development obligations pursuant to clause (d) hereof; and

(f) LICENSOR shall not assume, and shall not be responsible to each Sublicensee for, any representations, warranties or obligations of LICENSEE to such Sublicensee, other than to permit such Sublicensee to exercise any rights to the Patent Rights in the Licensed Patents and other rights under the License that are granted under such sublicense agreement consistent with the terms of this Agreement.

9.5 Payments. Upon termination of the License granted hereunder, LICENSEE shall pay LICENSOR all royalties, milestone payments and any other amounts due or accrued up to and including the date of termination and (ii) for twelve (12) months following the date of termination, the sale of Licensed Products manufactured prior to the termination date, if LICENSEE and LICENSOR separately agree to conduct such sales.

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10. CONFIDENTIAL INFORMATION

10.1 Definitions. Each party receiving information (the “Receiving Party”) disclosed to it by the other party (the “Disclosing Party”) acknowledges that by reason of its relationship to the Disclosing Party hereunder, between the parties, will have, or has had, access to certain information and materials, including the terms of this Agreement and information concerning the Disclosing Party’s business, plans, technology, products and/or services that are confidential and of substantial value to the Disclosing Party (“Confidential Information”).

10.2 Obligation to Protect Confidential Information. Each Receiving Party agrees that it shall (i) take every reasonable precaution to protect the confidentiality of Disclosing Party’s Confidential Information from unauthorized access or use and (ii) not use the Disclosing Party’s Confidential Information in any way for the Receiving Party’s own account or the account of any third party except for the purposes of performing its obligations under this Agreement. Upon termination of this Agreement and at the request of the Disclosing Party, the Receiving Party will return to Disclosing Party all of the Disclosing Party’s Confidential Information in its possession or within its control or destroy such Confidential Information and certify in writing to the Disclosing Party that all such information has been destroyed; however, Receiving Party shall have the right to retain one (1) copy of the Disclosing Party’s Confidential Information solely for the purpose of determining Receiving Party’s obligations under this Agreement.

10.3 Exclusions. Confidential Information does not include any information that the Receiving Party can demonstrate by written records: (a) was known to the Receiving Party prior to its disclosure by the Disclosing Party; (b) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; (c) was or becomes publicly known through no wrongful act of the Receiving Party; (d) was rightfully received from a third party whom the Receiving Party had reasonable grounds to believe was authorized to make such disclosure without restriction; or (e) has been approved for public release by the Disclosing Party’s prior written authorization. Further, if the Receiving Party is required to disclose Confidential Information pursuant to a subpoena, court order or other similar process (“Court Order”), it is agreed that the Receiving Party shall provide the Disclosing Party with notice of such request(s), to the extent that such notice is legally permissible, so that the Disclosing Party may seek an appropriate protective order. In the event that the Disclosing Party is not successful in obtaining a protective order and the Receiving Party is compelled to disclose the Confidential Information, the Receiving Party may disclose such information solely in accordance with and for the limited purpose of compliance with the Court Order without liability hereunder.

10.4 Disclosures Required by Law. In addition, either party may disclose, on a confidential basis, the existence and terms of this Agreement to existing or potential investors in such party, or in connection with a private or public offering of such party’s securities. Furthermore, either party may disclose, on a confidential and need-to-know basis, the existence and terms of this Agreement and the proposed terms of this Agreement to its counsel, accountants, directors and other similar advisors (the “Representatives”). The foregoing shall not, however, operate or grant either party any rights under any patents, trade secrets, copyrights, or any other proprietary rights of the other party.

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10.5 Remedies. The parties acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of the confidentiality provisions of this Agreement, and that any such breach would cause the other party irreparable harm. Accordingly, the parties hereto agree that in the event of any such breach or threatened breach hereof by a party or by its respective Representatives, the other party to this Agreement shall be entitled, in addition to any other available remedies at law, to seek equitable relief, including injunctive relief and specific performance without the posting of any bond or other security.

11. MISCELLANEOUS

11.1 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.

11.2 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), or delivered by hand, by messenger or by a recognized overnight delivery service, addressed to each party as follows:

if to LICENSOR:

KOTZKER CONSULTING LLC

20 Highview Ln.

Yardley, PA 19067

Attn: Joseph Morgan, M.D.

With a copy to:

Gerard P. Norton

Fox Rothschild LLP

997 Lenox Drive, Building 3

Lawrenceville, NJ

08543

if to LICENSEE:

INTIVA KOTZKER PHARMACEUTICALS INC.

3773 Cherry Creek North Drive

Suite 575

Denver Colorado 80209

Attn: Jeffery Friedland

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With a copy to:

Robert I. Goldfarb

Robert I. Goldfarb P.A.

6100 Hollywood Blvd, Suite 207

Hollywood, FL 33024

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) business days after dispatch, and (ii) if delivered in person, by messenger, or by overnight courier, on the business day delivered.

11.3 Amendments; Waivers. This Agreement may be amended or any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

11.4 Assignment, Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided that this Agreement shall not be assignable by LICENSOR without LICENSEE’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned) except for the right to receive royalties or other payments payable herein, and further provided that LICENSEE may, with the consent of LICENSOR (which consent shall not be unreasonably withheld, delayed or conditioned), transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary of LICENSEE or to any assignee or purchaser of the portion of its business associated with the manufacture and sale of Licensed Product, so long as such transferee assumes and agrees to be bound by the provisions of this Agreement.

11.5 Force Majeure. Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God, acts, regulations, or laws of any government, strikes or the concerted acts of workers, fires, floods, explosions, riots, wars, rebellion, and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence; provided, however, that either party shall have the right to terminate this Agreement if any such extension endures for more than twelve (12) consecutive months.

11.6 Publicity. Neither party shall use the name of the other party or any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. Notwithstanding the foregoing, the parties agree that LICENSEE may disclose to its Representatives, investors and potential investors that Dr. Joseph Morgan is the physician and scientist who conceived of the concepts and is reflected as the inventor in the patent applications.

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11.7 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without regard to its choice of law principles.

11.8 Alternative Dispute Resolution. For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any Patent Right, which the parties shall be unable to resolve within sixty (60) days, then either party may after such sixty (60) day period advise the other party of its intent to pursue such claim, dispute, or controversy in Alternative Dispute Resolution (ADR) in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall agree upon a third party, which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, “ADR Provider”) and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider. If within the aforesaid ten (10) business days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) business days after the conclusion of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the state or federal courts of Colorado, to whose jurisdiction for such purposes each of LICENSOR and LICENSEE hereby irrevocably consents and submits. Notwithstanding the foregoing, nothing in this Section 11.8 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

11.9 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term thereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

11.10 Independent Contractors. It is expressly agreed that LICENSOR, on the one hand, and LICENSEE, on the other hand, shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither LICENSOR, on the one hand, nor LICENSEE, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

11.11 Survival. Sections 5, 6, 8, 9 10 and 11 shall survive the expiration or termination of this Agreement.

11.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be enforceable against the party actually executing such counterpart, and both of which together shall constitute one instrument.

11.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

THE PARTIES have duly executed this Agreement as of the date first shown above written.

[signature page follows]

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[signature page to Exclusive License Agreement]

LICENSOR:	LICENSEE:
KOTZKER CONSULTING LLC	INTIVA KOTZKER PHARMACEUTICALS INC.

BY:	BY:
NAME:	NAME:
TITLE:	TITLE:

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Schedule 1.11

Patents and Patent Applications

Country	Status	Application #	Filing Date	Publication #	Publication Date
Canada	Pending	2,895,805	18-Jun-2015
European Patent Office	Published	13866227.5	17-Jul-2015	2934512	28-Oct-2015
Israel	Pending	238946	21-May-2015
India	Pending	1877/KOLNP/2015	16-Jun-2015
United States	Published	14/649,951	05-Jun-2015	2015-0313868	05-Nov-2015
Untiled States	Expired	61/738,782	18-Dec-2012
PCT	Expired	PCT/US13/76223	18-Dec-2013	2014/100231	26-Jun-2014

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